Exhibit 99.1

Nucor Reports Record Quarterly and Annual Earnings

for the Fourth Quarter and Year Ended 2021

CHARLOTTE, N.C. – January 27, 2022 - Nucor Corporation (NYSE: NUE) today announced consolidated net earnings of $2.25 billion, or $7.97 per diluted share, for the fourth quarter of 2021. By comparison, Nucor reported consolidated net earnings of $2.13 billion, or $7.28 per diluted share, for the third quarter of 2021 and $398.8 million, or $1.30 per diluted share, for the fourth quarter of 2020.

For the full year 2021, Nucor reported consolidated net earnings of $6.83 billion, or $23.16 per diluted share, compared with consolidated net earnings of $721.5 million, or $2.36 per diluted share, in 2020.

“By so many measures, 2021 was an extraordinary year for Nucor. Our team delivered incredible financial and operational results in 2021. However, I am even prouder of the fact that our team had a record year in Safety performance for the second straight year,” said Leon Topalian, Nucor’s President and Chief Executive Officer. “Our record financial performance is the result of years of work investing to strategically position and grow our portfolio of capabilities across the steel value chain.

“We appreciate the trust our customers place in Nucor with every order and we will continue to position ourselves to build the capabilities that drive growth and shared success. Congratulations to the entire Nucor team for an extraordinary year and we look forward to continuing to lead our industry in both Safety and Profitability.”

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the fourth quarter and full year 2021 and 2020 were as follows (in thousands):

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Steel mills	$3,128,700	$208,069	$9,735,020	$720,151
Steel products	451,713	188,138	1,291,450	690,547
Raw materials	44,708	26,689	549,956	23,621
Corporate/eliminations	(617,364)	(205,130)	(2,375,568)	(598,781)

	$3,007,757	$217,766	$9,200,858	$835,538

Financial Review

Nucor’s consolidated net sales increased slightly to $10.36 billion in the fourth quarter of 2021 compared with $10.31 billion in the third quarter of 2021 and increased 97% compared with $5.26 billion in the fourth quarter of 2020. Average sales price per ton in the fourth quarter of 2021 increased 12% compared with the third quarter of 2021 and increased 99% compared with the fourth quarter of 2020. A total of 6,417,000 tons were shipped to outside customers in the fourth quarter of 2021, an 11% decrease from the third quarter of 2021 and a 1% decrease compared to the fourth quarter of 2020. Total steel mill shipments in the fourth quarter of

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Record Quarterly and Annual Earnings

for the Fourth Quarter and Year Ended 2021 (Continued)

2021 decreased 10% as compared to the third quarter of 2021 and increased 1% compared to shipments in the fourth quarter of 2020. Steel mill shipments to internal customers represented 22% of total steel mill shipments in the fourth quarter of 2021, a slight increase compared to 21% in the third quarter of 2021 and 19% in the fourth quarter of 2020. Downstream steel product shipments to outside customers in the fourth quarter of 2021 decreased 12% from the third quarter of 2021 and decreased 1% compared to the fourth quarter of 2020.

For 2021, Nucor’s consolidated net sales of $36.48 billion increased 81% compared with consolidated net sales of $20.14 billion reported in 2020. Total tons shipped to outside customers in 2021 were 28,247,000, an increase of 11% from 2020, while the average sales price per ton in 2021 increased 64% from 2020.

The average scrap and scrap substitute cost per gross ton used in the fourth quarter of 2021 was $508, a 1% decrease compared to $511 in the third quarter of 2021 and a 67% increase compared to $305 in the fourth quarter of 2020. The average scrap and scrap substitute cost per gross ton used in the full year 2021 was $469, a 62% increase compared to $290 in the full year 2020.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $54 million, or $0.15 per diluted share, in the fourth quarter of 2021, compared with approximately $36 million, or $0.09 per diluted share, in the third quarter of 2021 and approximately $28 million, or $0.07 per diluted share, in the fourth quarter of 2020.

In the full year 2021, pre-operating and start-up costs related to the Company’s growth projects were approximately $130 million, or $0.34 per diluted share, compared with approximately $101 million, or $0.25 per diluted share, in 2020.

Overall operating rates at the Company’s steel mills decreased to 89% in the fourth quarter of 2021 as compared to 96% in the third quarter of 2021 and increased from 87% in the fourth quarter of 2020. Operating rates for the full year 2021 increased to 94% as compared to 82% for the full year 2020.

Included in the Company’s fourth quarter of 2020 earnings were the following: non-cash impairment charges of $130.2 million, or $0.33 per diluted share; net benefits of $48.2 million, or $0.16 per diluted share, and $39.7 million, or $0.13 per diluted share, related to certain tax items; and a net benefit of $17.9 million, or $0.05 per diluted share, resulting from the transaction that concluded Nucor’s investment in Duferdofin Nucor S.r.l.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Record Quarterly and Annual Earnings

for the Fourth Quarter and Year Ended 2021 (Continued)

Financial Strength

At the end of the fourth quarter of 2021, Nucor had $2.76 billion in cash and cash equivalents, short-term investments and restricted cash and cash equivalents on hand. The Company’s $1.75 billion revolving credit facility remains undrawn and does not expire until November 2026. Nucor continues to have the strongest credit rating in the North American steel sector (Baa1/A-) with stable outlooks at both Moody’s and Standard & Poor’s.

Commitment to Returning Capital to Stockholders

During the fourth quarter of 2021, Nucor repurchased approximately 13.5 million shares of its common stock at an average price of $111.63 per share (33.8 million shares in the full year 2021 at an average price of $96.92 per share). On December 2, 2021, Nucor’s Board of Directors approved a new share repurchase program under which Nucor is authorized to repurchase up to $4.00 billion of Nucor’s common stock and terminated any previously authorized share repurchase programs. As of December 31, 2021, Nucor had approximately 272,000,000 shares outstanding and approximately $3.8 billion remaining available for repurchases under its share repurchase program.

On December 2, 2021, Nucor’s Board of Directors declared a cash dividend of $0.50 per share. This cash dividend is payable on February 11, 2022 to stockholders of record as of December 31, 2021 and is Nucor’s 195th consecutive quarterly cash dividend. Nucor has increased its regular, or base, dividend for 49 consecutive years – every year since it first began paying dividends in 1973. For the full year 2021, Nucor returned approximately $3.76 billion to stockholders in the form of share repurchases and dividend payments.

Fourth Quarter of 2021 Analysis

Steel mills segment earnings in the fourth quarter of 2021 were comparable to the third quarter of 2021 despite lower volumes and a planned outage for the month of December at our sheet mill in Kentucky. The steel products segment generated increased earnings in the fourth quarter of 2021 as compared to the third quarter of 2021 as demand in nonresidential construction markets remained strong. Raw materials segment earnings decreased in the fourth quarter of 2021 as compared to the third quarter of 2021 primarily due to margin compression at our direct reduced iron facilities.

First Quarter of 2022 Outlook

End use market demand remains strong for steel and steel products, and we are confident that 2022 will be another year of strong profitability for Nucor. We expect consolidated net earnings attributable to Nucor stockholders in the first quarter of 2022 will be slightly reduced from the record results of the fourth quarter of 2021. Diluted earnings per share for first quarter of 2022 will benefit from lower weighted average shares outstanding.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Record Quarterly and Annual Earnings

for the Fourth Quarter and Year Ended 2021 (Continued)

Steel mill segment earnings are expected to decline in the first quarter of 2022 due to decreased profitability of our sheet mills. The steel products segment is expected to achieve further margin expansion and profitability in the first quarter of 2022 as backlog pricing has improved reflecting higher steel costs. Earnings of the raw materials segment are expected to improve slightly in the first quarter of 2022 as compared to the fourth quarter of 2021 due to the improved profitability of our direct reduced iron facilities, partially offset by the impact of lower scrap prices on our scrap brokerage and processing operations.

Earnings Conference Call

You are invited to listen to the live broadcast of Nucor’s conference call during which management will discuss Nucor’s fourth quarter results on January 27, 2022 at 2:00 p.m. Eastern Time. The conference call will be available over the Internet at www.nucor.com, under Investors.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Record Quarterly and Annual Earnings

for the Fourth Quarter and Year Ended 2021 (Continued)

drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties surrounding the global economy, including excess world capacity for steel production; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; and (14) the impact of the COVID-19 pandemic and any variants of the virus. These and other factors are discussed in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2020. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries - Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Record Quarterly and Annual Earnings

for the Fourth Quarter and Year Ended 2021 (Continued)

Tonnage Data

(In thousands)

	Three Months (13 Weeks) Ended			Twelve Months (52 Weeks) Ended
	Dec. 31, 2021	Dec. 31, 2020	Percent Change	Dec. 31, 2021	Dec. 31, 2020	Percent Change
Steel mills total shipments:
Sheet	2,502	2,660	-6%	11,131	10,005	11%
Bars	2,177	2,072	5%	9,269	8,164	14%
Structural	607	511	19%	2,649	2,265	17%
Plate	489	485	1%	2,289	1,957	17%
Other	94	65	45%	352	295	19%

	5,869	5,793	1%	25,690	22,686	13%

Sales tons to outside customers:
Steel mills	4,606	4,667	-1%	20,296	18,049	12%
Joist	173	151	15%	702	557	26%
Deck	132	131	1%	536	496	8%
Cold finished	112	106	6%	495	406	22%
Rebar fabrication products	289	284	2%	1,232	1,232	—
Piling	103	127	-19%	554	649	-15%
Tubular products	222	264	-16%	1,013	1,080	-6%
Other steel products	122	96	27%	447	374	20%
Raw materials	658	660	—	2,972	2,676	11%

	6,417	6,486	-1%	28,247	25,519	11%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Record Quarterly and Annual Earnings

for the Fourth Quarter and Year Ended 2021 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Net sales	$10,364,412	$5,260,055	$36,483,939	$20,139,658

Costs, expenses and other:
Cost of products sold	6,841,211	4,541,527	25,458,525	17,911,708
Marketing, administrative and other expenses	502,070	154,119	1,706,609	615,041
Equity in (earnings) losses of unconsolidated affiliates	(37,962)	(3,889)	(103,068)	10,533
Losses and impairments of assets	11,191	314,190	62,161	613,640
Interest expense, net	40,145	36,342	158,854	153,198

	7,356,655	5,042,289	27,283,081	19,304,120

Earnings before income taxes and noncontrolling interests	3,007,757	217,766	9,200,858	835,538
Provision for income taxes	667,625	(208,100)	2,078,488	(490)

Net earnings	2,340,132	425,866	7,122,370	836,028
Earnings attributable to noncontrolling interests	89,714	27,023	294,909	114,558

Net earnings attributable to Nucor stockholders	$2,250,418	$398,843	$6,827,461	$721,470

Net earnings per share:
Basic	$7.99	$1.31	$23.23	$2.37
Diluted	$7.97	$1.30	$23.16	$2.36
Average shares outstanding:
Basic	280,451	303,467	292,491	303,168
Diluted	281,046	303,806	293,390	303,271

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Record Quarterly and Annual Earnings

for the Fourth Quarter and Year Ended 2021 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	Dec. 31, 2021	Dec. 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$2,364,858	$2,639,671
Short-term investments	253,005	408,004
Accounts receivable, net	3,853,972	2,298,850
Inventories, net	6,011,182	3,569,089
Other current assets	316,540	573,048

Total current assets	12,799,557	9,488,662
Property, plant and equipment, net	8,114,818	6,899,110
Restricted cash and cash equivalents	143,800	115,258
Goodwill	2,827,344	2,229,672
Other intangible assets, net	1,103,759	668,021
Other assets	833,794	724,671

Total assets	$25,823,072	$20,125,394

LIABILITIES
Current liabilities:
Short-term debt	$107,723	$57,906
Current portion of long-term debt and finance lease obligations	615,678	10,885
Accounts payable	1,974,041	1,432,159
Salaries, wages and related accruals	1,495,166	462,727
Accrued expenses and other current liabilities	964,805	664,183

Total current liabilities	5,157,413	2,627,860
Long-term debt and finance lease obligations due after one year	4,961,410	5,271,789
Deferred credits and other liabilities	1,100,455	993,884

Total liabilities	11,219,278	8,893,533

EQUITY
Nucor stockholders’ equity:
Common stock	152,061	152,061
Additional paid-in capital	2,140,608	2,121,288
Retained earnings	17,674,100	11,343,852
Accumulated other comprehensive loss, net of income taxes	(115,282)	(118,861)
Treasury stock	(5,835,098)	(2,709,675)

Total Nucor stockholders’ equity	14,016,389	10,788,665
Noncontrolling interests	587,405	443,196

Total equity	14,603,794	11,231,861

Total liabilities and equity	$25,823,072	$20,125,394

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Record Quarterly and Annual Earnings

for the Fourth Quarter and Year Ended 2021 (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Twelve Months (52 Weeks) Ended
	Dec. 31, 2021	Dec. 31, 2020
Operating activities:
Net earnings	$7,122,370	$836,028
Adjustments:
Depreciation	735,406	702,110
Amortization	129,157	83,356
Stock-based compensation	135,775	73,853
Deferred income taxes	11,665	162,836
Distributions from affiliates	200	10,521
Equity in (earnings) losses of unconsolidated affiliates	(103,068)	10,533
Losses and impairments of assets	62,161	613,640
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(1,392,084)	(129,290)
Inventories	(2,307,336)	284,081
Accounts payable	383,428	250,561
Federal income taxes	313,679	(197,275)
Salaries, wages and related accruals	997,034	(41,169)
Other operating activities	142,389	37,092

Cash provided by operating activities	6,230,776	2,696,877

Investing activities:
Capital expenditures	(1,621,989)	(1,543,219)
Investment in and advances to affiliates	(237)	(44,427)
Disposition of plant and equipment	19,401	40,933
Acquisitions (net of cash acquired)	(1,426,424)	(88,071)
Purchase of investments	(493,889)	(488,517)
Proceeds from the sale of investments	648,887	392,178
Other investing activities	399	(33,171)

Cash used in investing activities	(2,873,852)	(1,764,294)

Financing activities:
Net change in short-term debt	49,817	(4,538)
Proceeds from issuance of long-term debt, net of discount	196,990	1,237,635
Repayment of long-term debt	—	(97,150)
Premium on debt exchange	—	(180,383)
Bond issuance related costs	—	(6,250)
Proceeds from exercise of stock options	145,255	11,846
Payment of tax withholdings on certain stock-based compensation	(73,260)	(19,102)
Distributions to noncontrolling interests	(150,700)	(115,508)
Cash dividends	(483,469)	(491,655)
Acquisition of treasury stock	(3,276,088)	(39,499)
Other financing activities	(11,424)	(9,542)

Cash (used in) provided by financing activities	(3,602,879)	285,854

Effect of exchange rate changes on cash	(316)	1,887

(Decrease) increase in cash and cash equivalents and restricted cash and cash equivalents	(246,271)	1,220,324
Cash and cash equivalents and restricted cash and cash equivalents - beginning of year	2,754,929	1,534,605

Cash and cash equivalents and restricted cash and cash equivalents - end of year	$2,508,658	$2,754,929

Non-cash investing activity:
Change in accrued plant and equipment purchases	$78,375	$(16,103)

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com